Exhibit 99.1
FOR IMMEDIATE RELEASE
INTERDIGITAL ANNOUNCES FOURTH QUARTER
AND FULL YEAR 2008 FINANCIAL RESULTS
Company Projects First Quarter 2009 Recurring Revenue of $69 million to $71 million
KING OF PRUSSIA, PA — March 2, 2009 — InterDigital, Inc. (NASDAQ: IDCC) today announced results for the fourth quarter and twelve months ended December 31, 2008.
Fourth Quarter 2008 Highlights:
•	Revenue of $58.7 million, including $51.4 million of recurring revenue

•	Net income of $3.8 million, or $0.09 per share
Full Year 2008 Highlights:
•	Revenue of $228.5 million, including $219.1 million of recurring revenue

•	Net income of $26.2 million, or $0.57 per diluted share

•	Free cash flow[1] of $45.0 million

•	Repurchase of 3.8 million shares of common stock for $81.5 million

•	Ending cash and short-term investments totaling $141.7 million, or $3.08 per diluted share
William J. Merritt, President and Chief Executive Officer, stated, “During 2008, we delivered solid financial results and achieved a number of important milestones. We closed four new patent license agreements including a significant 2G and 3G license agreement with Samsung, one of the world’s leading brands, which will deliver $400 million in cash over the next 18 months. As of the end of 2008, nearly 50% of all 3G handsets shipped worldwide are under license with InterDigital.”
“In addition, we made excellent progress on our technology development, both in support of our SlimChip™ family of mobile broadband modem solutions and in the generation of new innovative wireless solutions that help shape the wireless industry of the future. With regard to the latter, at the Mobile World Congress in Barcelona, we demonstrated our Media Independent Handover technology with support of British Telecom, showing seamless handover between live 3G and WiFi networks for both data and voice using commercially available handsets and servers adapted with our MIH solutions.”
“In 2008 we delivered on our promise of securing a high return on our investments that we have made over the past few years. As a result, we entered 2009 in the strongest financial position in our company’s history. We intend to leverage that strength by making additional investments both organically and through external acquisitions in technology development and future products that will drive additional shareholder value,” concluded Mr. Merritt.

[1]	InterDigital defines “free cash flow” as operating cash flow less purchases of property equipment and technology licenses, and patent additions. A detailed reconciliation of free cash flow to GAAP results is provided at the end of this press release.
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Fourth Quarter Summary
The company’s net income of $3.8 million, or $0.09 per fully diluted share, in fourth quarter 2008 posted an increase compared to fourth quarter 2007’s net loss of $2.0 million or $0.04 per share.
Total revenue in fourth quarter 2008 increased to $58.7 million from $54.9 million in fourth quarter 2007. This increase resulted from a $4.1 million increase in technology solutions revenue and a $3.8 million increase in past infringement. These increases were partly offset by a $4.0 million decrease in recurring patent license royalties, which was driven by declining royalties from the company’s Japanese licensees. Fourth quarter 2008 revenue included $46.3 million of recurring patent license royalties, $5.1 million of technology solution sales and $7.3 million primarily associated with a non-refundable prepayment made in a prior period by a licensee that subsequently exited the handset business. Licensees that accounted for 10 percent or more of the $51.4 million of recurring patent license royalties and technology solution sales were LG (28%), Sharp Corporation of Japan (14%) and NEC Corporation of Japan (10%).
Fourth quarter 2008 operating expenses of $53.9 million decreased from $57.6 million in fourth quarter 2007. Fourth quarter 2007 included $7.8 million accrued expense associated with arbitration and litigation contingencies. Patent administration and licensing expenses declined $8.2 million year over year due to a lower level of arbitration and litigation activity. Development expenses increased $8.0 million, most of which related to a companywide charge of $9.4 million in fourth quarter 2008 to adjust the accrual rate on a long-term performance based cash incentive.
Net interest and investment income was $0.6 million in fourth quarter 2008, a decrease of $1.3 million from fourth quarter 2007 due to both lower investment balances and lower investment yields.
The company’s fourth quarter 2008 tax expense consisted of the statutory federal tax rate plus an adjustment to record a research and development credit for 2008 following the U.S. government’s renewal of this credit. The company’s fourth quarter 2007 tax expense consisted of the statutory federal tax rate plus an adjustment to increase the estimated value of 2007 research and development tax credits. The adjustments to the company’s 2008 and 2007 research and development credits are based on the preliminary results of related tax studies and the 2007 amount updates a prior estimate for the credit.
Twelve Months Summary
Net income for the full year 2008 was $26.2 million, or $0.57 per diluted share. For the full year 2007, net income was $20.0 million, or $0.40 per diluted share.
For full year 2008, total revenues were $228.5 million compared to $234.2 million in 2007. Recurring patent licensing revenues decreased $9.0 million to $207.1 million due to the absence of recurring 2G revenue from Sony Ericsson, along with the softening market in Japan. These decreases were partly offset by a $14.2 million increase from all other new and existing licenses. Technology solutions revenue increased to $12.0 million from $3.4 million in 2007 due to increased royalties and license fees from the company’s SlimChip modem IP.
Operating expenses were $191.9 million in 2008, a decrease of $19.3 million over 2007. This decrease is primarily related to a $28.3 million decrease in litigation and arbitration contingencies that were first accrued in 2007. Other operating expenses increased $9.0 million, driven by a companywide charge of $9.4 million in fourth quarter 2008 to adjust the accrual rate on a long-term performance based cash incentive.
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Net interest and investment income was $3.4 million in 2008, a decrease of $5.5 million from 2007, due to both lower investment balances and lower investment yields.
The company’s full year tax expense for both 2008 and 2007 consisted of the statutory federal tax rate plus book-tax permanent differences related to the company’s research and development credits.
In 2008, the company generated $45.0 million of free cash flow. This free cash flow was driven by $85.8 million cash flows from operations, which includes patent license receipts from LG, net of source withholding taxes, totaling $79.3 million, partially offset by estimated federal tax payments and investments in product and patent related initiatives. During 2008, the company utilized free cash flow and existing cash balances to repurchase 3.8 million common shares at a cost of $81.5 million.
First Quarter 2009 Outlook
Scott McQuilkin, Chief Financial Officer, commented, “In first quarter 2009, we expect to report recurring revenues from existing agreements in the range of $69 million to $71 million. The expected increase of nearly $20 million over fourth quarter 2008 levels reflects the recognition of 2 1/2 months of revenue under a new patent license agreement with Samsung signed in January 2009, partly offset by the loss of $1.1 million of fixed revenue amortization from a licensee who exited the handset business. This range does not include any potential impact from additional new agreements that may be signed during first quarter 2009 or additional royalties identified in audits regularly conducted by us.”
“In addition, in late 2008, we noted that while we were pleased with the progress of our modem product solutions, we understood the need to evaluate a number of strategic options for that business given the rapidly evolving landscape in the baseband market,” added Mr. McQuilkin. “We have had substantive discussions with a number of companies with respect to building scale as well as selling the business. While we have not made a determination, we are moving quickly to reach a final decision.”
About InterDigital
InterDigital designs, develops and provides advanced wireless technologies and products that drive voice and data communications. InterDigital is a leading contributor to the global wireless standards and holds a strong portfolio of patented technologies which it licenses to manufacturers of 2G, 2.5G, 3G, and 802 products worldwide. Additionally, the company offers a family of SlimChip™ high performance mobile broadband modem solutions, consisting of Baseband ICs, Embedded Modules, Modem IP and Reference Platforms. InterDigital’s differentiated technology and product solutions deliver time to market, performance and cost benefits.
For more information, visit the InterDigital website: www.interdigital.com.
Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include the information under the heading “First Quarter 2009 Outlook” and other information regarding our current beliefs, plans and expectations, including, but not limited to, statements with respect to: (i) first quarter 2009 revenue guidance and (ii) the financial impact of the Samsung agreement, (iii) investments by the company in internal resources and external acquisitions, (iv)
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the effect of further commoditization of the baseband market and (v) the timing of a final decision with respect to the strategic direction of our product business. Words such as “projects,” “could,” “expect,” “potential,” and “may” or similar expressions are intended to identify such forward-looking statements.
These forward-looking statements are based on management’s current expectations, estimates, forecasts and projections about the company and are subject to risks and uncertainties that could cause actual results and events to differ materially from those stated in the forward-looking statements. These risks and uncertainties include, but are not limited to, those identified in this press release, as well as the following: (i) changes in the market share and sales performance of our primary licensees, delays in product shipments of our licensees, and timely receipt and final reviews of quarterly royalty reports from our licensees and related matters, (ii) the failure of either the company or Samsung to observe the covenants under their license agreement for any reason, (iii) the failure of Samsung to make any agreed upon payment in the time and manner specified in their license agreement (iv) unexpected deterioration of the company’s financial position, (v) unanticipated developments in the baseband market and (vi) unanticipated delays, difficulties or other developments in our discussions with potential counterparties or other factors affecting our final decision with respect to our product business. Risks and uncertainties that could cause the company’s actual results to differ from those set forth in any forward-looking statement are discussed in more detail under “Risk Factors,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s Annual Report on Form 10-K for the year ended December 31, 2007, as well as similar disclosures in the company’s subsequent Securities and Exchange Commission filings. Forward-looking statements contained in this press release are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable law, regulation or other competent legal authority.
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SUMMARY CONSOLIDATED STATEMENTS OF INCOME
For the Periods Ended December 31
(Dollars in thousands except per share data)

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,

	2008	2007	2008	2007

REVENUES	$58,677	$54,860	$228,469	$234,232

OPERATING EXPENSES:
Sales and marketing	2,869	2,045	9,161	7,828
General and administrative	9,698	6,144	26,576	24,210
Patents administration and licensing	10,088	18,310	58,885	67,587
Development	31,287	23,323	101,254	87,141
Arbitration and litigation contingencies	—	7,800	(3,940)	24,412

	53,942	57,622	191,936	211,178

Income (Loss) from operations	4,735	(2,762)	36,533	23,054

NET INTEREST & OTHER INVESTMENT INCOME	643	1,949	3,429	8,949

Income (Loss) before income taxes	5,378	(813)	39,962	32,003

INCOME TAX PROVISION	(1,549)	(1,163)	(13,755)	(11,999)

NET INCOME (LOSS) APPLICABLE TO COMMON SHAREHOLDERS	$3,829	$(1,976)	$26,207	$20,004

NET INCOME (LOSS) PER COMMON SHARE — BASIC	$0.09	$(0.04)	$0.58	$0.42

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — BASIC	43,243	47,206	44,928	47,766

NET INCOME (LOSS) PER COMMON SHARE — DILUTED	$0.09	$(0.04)	$0.57	$0.40

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — DILUTED	44,341	47,206	45,964	49,489

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SUMMARY CASH FLOW
For the Periods Ended December 31
(Dollars in thousands)

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007

Net income (loss) before income taxes	$5,378	$(813)	$39,962	$32,003
Taxes paid	(7,436)	—	(23,125)	(16,099)
Depreciation, amortization, share-based compensation and investment write-down	8,577	9,247	34,697	31,810
Increase in deferred revenue	(944)	33,833	84,207	191,436
Deferred revenue recognized	(35,793)	(31,348)	(127,949)	(119,596)
Increase (decrease) in operating working capital, deferred charges and other	10,234	8,192	78,019	33,173
Capital spending, technology licensing & patent additions	(12,248)	(13,944)	(40,825)	(62,118)

FREE CASH FLOW	(32,232)	5,167	44,986	90,609

Long-term investments	—	—	(651)	(5,000)
Tax benefit from stock options	510	80	1,502	5,123
Debt decrease	(67)	(94)	(1,589)	(1,247)
Repurchase of common stock	(15,098)	(17,762)	(82,331)	(183,118)
Proceeds from exercise of stock options	482	105	2,182	6,472
Unrealized gain on short-term investments	399	147	94	663

NET (DECREASE) INCREASE IN CASH AND SHORT-TERM INVESTMENTS	$(46,006)	$(12,357)	$(35,807)	$(86,498)

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CONDENSED BALANCE SHEET
(Dollars in thousands)

	December 31, 2008	December 31, 2007
Assets
Cash & short-term investments	$141,660	$177,467
Accounts receivable	33,892	130,880
Current deferred tax assets	49,002	43,734
Other current assets	16,467	19,332
Property & equipment and Patents (net)	123,782	111,686
Long-term deferred tax assets and non-current assets	40,965	51,786

TOTAL ASSETS	$405,768	$534,885

Liabilities and Shareholders’ Equity
Current portion of long-term debt	$1,608	$1,311
Accounts payable & accrued liabilities	46,283	76,974
Current deferred revenue	78,646	78,899
Long-term deferred revenue	181,056	224,545
Long-term debt & long-term liabilities	10,515	16,089

TOTAL LIABILITIES	318,108	397,818

SHAREHOLDERS’ EQUITY	87,660	137,067

TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$405,768	$534,885

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The company’s short-term investments are comprised of high quality credit instruments including U.S. government agency instruments and corporate bonds. Management views these instruments to be near equivalents to cash and believes that investors may share this viewpoint.
This release includes a summary cash flow statement that results in the change in both the company’s cash and short-term investment balances. One of the subtotals in the summary cash flow statement is free cash flow. The table below presents a reconciliation of this non-GAAP line item to net cash provided by operating activities.

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007

Net cash (used) provided by operating activities	$(19,984)	$19,111	$85,811	$152,727
Purchases of property, equipment, & technology licenses	(4,777)	(5,945)	(12,608)	(38,266)
Patent additions	(7,471)	(7,999)	(28,217)	(23,852)

Free cash flow	$(32,232)	$5,167	$44,986	$90,609

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Media Contact:	Investor Contact:
Jack Indekeu	Janet Point
Email: jack.indekeu@interdigital.com	Email: janet.point@interdigital.com
+1 (610) 878-7800	+1 (610) 878-7800
InterDigital is a registered trademark and SlimChip is a trademark of InterDigital, Inc.